Exhibit 4.22
USD 70,000,000
LONG-TERM FACILITY AGREEMENT
for
Exploration Investment Resources II AS
as Borrower
provided by
The Financial Institutions
listed in Schedule 1
as Lenders
with
DnB NOR Bank ASA
as Mandated Lead Arranger
and
DnB NOR Bank ASA
as Underwriter
and
DnB NOR Bank ASA
as Agent

Dated 29 March 2006

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	THE FACILITY	12

3	PURPOSE	13

4	CONDITIONS PRECEDENT	13

5	DRAWDOWN	13

6	REPAYMENT	14

7	PREPAYMENT AND CANCELLATION	14

8	INTEREST	16

9	INTEREST PERIODS	17

10	CHANGES TO THE CALCULATION OF INTEREST	17

11	FEES	18

12	TAX GROSS-UP AND INDEMNITIES	19

13	INCREASED COSTS	20

14	OTHER INDEMNITIES	20

15	COSTS AND EXPENSES	21

16	SECURITY	22

17	REPRESENTATIONS AND WARRANTIES	22

18	INFORMATION UNDERTAKINGS	26

19	FINANCIAL COVENANTS	28

20	GENERAL UNDERTAKINGS	30

21	VESSEL COVENANTS	32

22	EVENTS OF DEFAULT	36

23	CHANGES TO THE PARTIES	38

24	ROLE OF THE AGENT, SECURITY TRUSTEE AND THE ARRANGER	40

25	SHARING AMONG THE FINANCE PARTIES	44

26	PAYMENT MECHANICS	46

27	SET-OFF	47

28	NOTICES	48

29	CALCULATIONS	49

30	MISCELLANEOUS	49

31	GOVERNING LAW AND ENFORCEMENT	50

SCHEDULES

1	Lenders and Commitments

2	Conditions precedent

3	Form of Drawdown Notice

4	Form of Compliance Certificate

5	Form of Transfer Certificate

6 A	Form of Assignment of Insurances

6 B	Form of Assignment of Earnings and Charterparties

7	Form of Guarantee

THIS LONG-TERM FACILITY AGREEMENT is dated 29 March 2006 and made between:
(1)	Exploration Investment Resources II AS of Damsgårdsv 125, 5162 Laksevåg, Bergen, Norway, organisation number 984 670 303, as borrower (the “Borrower”);
(2)	The banks and financial institutions listed in Schedule 1, as original lenders (together, the “Lenders”);
(3)	DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as mandated lead arranger (the “Arranger”);
(4)	DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as underwriter (the “Underwriter”); and
(5)	DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as facility agent (the “Agent”), and with respect to the Mortgage as security trustee (the “Security Trustee”).
IT IS AGREED as follows:
1    DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, unless the context otherwise requires:
“Agreement” means this long-term facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.
“Assignment of Charterparties and Earnings” means the first priority assignment of the Charterparties and the Earnings, to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, substantially in the form set out in Schedule 6 B (Form of Assignment of Charterparties and Earnings).
“Assignment of Insurances” means the first priority assignment of the Insurances to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, substantially in the form set out in Schedule 6 A (Form of Assignment of Insurances).
“Availability Period” means the period from and including the date of this Agreement until 1 June 2006, but only until 30 April 2006 as to Tranche I, or such other date as agreed upon by the Borrower and the Lenders.
“Break Costs” means the amount (if any) by which:
a)	the interest which a Lender should have received for the period from the date of receipt of all or part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of such Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds
b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Bergen, New York and Paris (or any other relevant place of payment under Clause 26 (Payment mechanics).
“CGG” means Compagnie Générale de Géophysique, of 1, rue Léon Migaux, 91341 Massy Cedex, France, being the ultimate holding company of the Borrower, the Charterer and ExRe.
“CGG-Charterparties” means each of the charterparties made between the Borrower and the Charterer for the charter of the Vessels, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“C-Orion” means the seismic research vessel C-Orion with call sign YJRV2 and owned by the Borrower and chartered to the Charterer.
“Charterer” means CGG Marine SAS or such other charterers of any of the Vessels from time to time as approved by the Agent (on behalf of the Finance Parties).
“Charterparties” means the CGG-Charterparties and the Geo-Charterparty.
“Commitment” means:
a)	in relation to a Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) for the respective Tranche and the amount of any other Commitment transferred to it pursuant to Clause 23.2 (Assignments and transfers by the Lenders); and
b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 23.2 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Co-ordination Agreement” means the agreement entered into between the Borrower, the Agent (on behalf of the Finance Parties), Geoshipping AS as owner of Geo Challenger and the mortgagees of Geo Challenger regulating the Borrower’s ownership to the Equipment on Geo Challenger and the right to claim redelivery of the Equipment to the Borrower upon an Event of Default or in the event of cancellation of the Geo-Charterparty, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 4 (Form of Compliance Certificate).
“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“DOC” means in relation to a Manager a valid document of compliance issued to such Manager pursuant to paragraph 13.2 of the ISM Code.

“Drawdown Date” means the Business Day on which the Borrower has requested drawdown of a Tranche pursuant to this Agreement or, as the context requires, the date on which such Tranche is actually made.
“Drawdown Notice” means the notice substantially in the form set forth in Schedule 3 (Form of Drawdown Notice).
“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of any of the Vessels, including (but not limited to):
a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any of the Charterparties or any other charter or agreement for the employment, use, possession, management and/or operation of any of the Vessels;
b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of any of the Vessels;
c)	compensation payable to the Borrower in the event of any requisition of any of the Vessels or for the use of any of the Vessels by any government authority or other competent authority;
d)	remuneration for salvage, towage and other services performed by any of the Vessels payable to the Borrower;
e)	demurrage and retention money receivable by the Borrower in relation to any of the Vessels;
f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;
g)	if and whenever any of the Vessels is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and
h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to any of the Vessels, or otherwise.
“Earnings Accounts” means the Borrower’s accounts no. NOK: 5210 05 21644, USD: 5206 04 92794 and GBP: 5203 04 81852 with the Agent of to which all the Earnings shall be paid, the Borrower’s use of the amounts on the Earnings Accounts shall not be restricted in any way unless a Default has occured.
“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of any of the Vessels.
“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower conducts business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.
“Equipment” means the seismic equipment to be installed on the Vessels and which shall be owned by the Borrower.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
“ExRe” means Exploration Resources ASA of Damsgårdsveien 125, 5162 Laksevåg, Bergen, Norway, being the holding company of the Borrower.
“Facility” means the five (5) year long-term facility, the terms and conditions of which are set out in this Agreement.
“Factoring Agreement” means a factoring agreement in the amount of USD 70,000,000 (including a declaration of pledge) entered into between the Borrower and the Agent (on behalf of the Lenders) whereby the Borrower pledges to the Agent (on behalf of the Lenders) on first priority all claims arising from the Borrower’s business operation as security for the Borrower’s obligations under the Finance Documents, in form and substance satisfactory to the Agent.
“Final Maturity Date” means five (5) years from the Drawdown Date of Tranche IV, but not later than 1 June 2011
“Finance Documents” means this Agreement, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower and/or any of the Guarantors or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein.
“Finance Party” means the Agent, the Arranger, the Underwriter and the Lenders.
“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent.
“GAAP” means the generally accepted accounting practice and principles in Norway and/or IFRS (if applicable) (or the French equivalent when used in relation to CGG), as set out in the Norwegian Accounting Act of 17 July 1998 No. 56 and the at all times prevailing accounting standards as issued by the Norwegian Accounting Standards Committee (Norsk Regnskapsstiftelse).
“General Pledge” means a general pledge agreement (driftsl øsørepant) in the amount of USD 70,000,000 (including a declaration of pledge) entered into between the Borrower and the Agent (on behalf of the Finance Parties) whereby the Borrower pledges to the Agent (on behalf of the Finance Parties) on first priority all its equipment, machinery and plant etc as security for the Borrower’s obligations under the Finance Documents, in form and substance satisfactory to the Agent.
“Geo Challenger” means the seismic research vessel with call sign LAPI5 with Geo Rederi AS as registered owner and Geoshipping AS as disponent owner, both of Aastveit 12, 5106 Øvre Ervik, Norway, and time charterered to the Borrower and sub-chartered to the Charterer.

“Geo-Charterparty” means the time charterparty made between the Borrower (as charterer) and Geoshipping AS (as owner) for the charter of the Geo Challenger, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Guarantees” means the two separate unconditional and irrevocable on-demand guarantees issued by the Guarantors in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower’s obligations under the Finance Documents, substantially in the form as set out in Schedule 7 (Form of Guarantees).
“Guarantors” means CGG and ExRe.
“Insurances” means, in relation to each of the Vessels and the Equipment, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessels and/or the Equipment or otherwise in connection with the Vessels and/or the Equipment and all benefits thereunder (including claims of whatsoever nature and return of premiums).
“Interest Payment Date” means the last Business Day of each Interest Period.
“Interest Period” means, in relation to a Tranche, each of the successive periods determined in accordance with Clause 9.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.
“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.
“Lenders” means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means in relation to a Tranche:
a)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate as displayed on the Reuters’ screen, page LIBOR01, at or about 11:00 hours (London time) on the applicable Quotation Day; or
b)	if no such rate is available, the arithmetic mean of the rate per annum at which the Lenders are able to acquire USD in the amount and for the Interest Period of such Tranche in the London interbank market at or about 11:00 hours (London time) on the applicable Quotation Day, as (in the absence of manifest error) conclusively certified by the Agent to the Borrower.
“Loan” means at any time, the aggregate amount outstanding under this Agreement, provided however that the outstanding amount shall never exceed the Total Commitments.
“Majority Lenders” means:

a)	if there are no Loan outstanding, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67% of the Total Commitments immediately prior to the reduction); or
b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66.67% of the Loan.
“Managers” means the technical manager(s) of the Vessels, being Rieber Shipping AS for C-Orion and Geoshipping AS for Geo Challenger, or another reputable technical manager acceptable to the Agent.
“Margin” means one point ten per cent. (1.10%) per annum.
“Market Value” means the fair market value of a Vessel in USD, being the average of valuations of such Vessel obtained from minimum two (2) reputable and independent shipbrokers, acceptable to the Agent. Such valuations to be made when requested by the Agent for the cost and expense of the Borrower, with or without physical inspection of the relevant Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.
“Material Adverse Effect” means a material adverse effect on:
a)	the business, operation, assets or condition (financial or otherwise) of the Borrower and/or any of the Guarantors (as the case may be); or
b)	the ability of the Borrower and/or any of the Guarantors (as the case may be) to perform any of its obligations under the Finance Documents.
“Mortgage” means the first priority mortgage and the deed of covenants collateral thereto (if any) or a declaration of pledge (as the case may be), to be executed and recorded by the Borrower against the C-Orion in the Vanuatu Ship Registry (or such other ship registry acceptable to the Agent) as security for the Borrower’s obligations under the Finance Documents in favour of the Agent and Security Trustee (on behalf of the Finance Parties), in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“New Lender” has the meaning set out in Clause 23 (Changes to the Parties).
“Original Financial Statements” means the unaudited financial statements of the Borrower and each of the Guarantors for the year ended 31 December 2005.
“Party” means a party to this Agreement (including its successors and permitted transferees).
“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.
“Repayment Date” means the dates for repayment of an installment as determined according to Clause 6.1 (Repayment).
“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 16 (Security).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.
“Security Period”means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the other Finance Parties and the Borrower that:
a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;
b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;
c)	the Borrower has no future or contingent liability under any provision of this Agreement or the other Finance Documents; and
d)	the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.
“Share Pledge” means the share pledge agreement to be entered into between ExRe and the Agent whereby all of the shares in the Borrower shall be pledged to the Agent (on behalf of the Finance Parties) as security for ExRe’s obligations under the Guarantee and the Borrower’s obligations under the Finance Documents.
“SMC” means a valid safety management certificate issued for each of the Vessels pursuant to paragraph 13.7 of the ISM Code.
“SMS” means a safety management system for each of the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.
“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:
a)	the net income, profits or gains of that Finance Party world wide; or

b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.
“Total Commitments” means the aggregate of the Lenders’ Commitments, being USD 70,000,000 at the time of this Agreement.
“Total Loss” means, in relation to any Vessel:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel;

b)	any expropriation, confiscation, requisition or acquisition of such Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower; and

c)	any arrest, capture, seizure or detention of such Vessel (including any hijacking or theft) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.
“Total Loss Date” means:
a)	in the case of an actual total loss of any Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;
b)	in the case of a constructive, compromised, agreed or arranged total loss of any Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with such Vessel’s insurers in which the insurers agree to treat such Vessel as a total loss; or
c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
“Tranche” means any of the Tranche I, Tranche II, Tranche III and Tranche IV.
“Tranche I” means an amount of USD 10,000,000 for the purpose set out in Clause 3.1 a).
“Tranche II” means an amount of USD 25,000,000 for the purpose set out in Clause 3.1 b).
“Tranche III” means an amount of USD 10,000,000 for the purpose set out in Clause 3.1 c).
“Tranche IV” means an amount of USD 25,000,000 for the purpose set out in Clause 3.1 d).
“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in respect of a Transfer (as defined in Clause 23.2 (Assignments and transfers by the Lenders), the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer.
“Vessels” means C-Orion and Geo Challenger.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower and/or the Guarantors under the Finance Documents.

“USD” means United States Dollars, being the lawful currency of the United States of America.
“VAT” means value added tax and any other tax of similar nature.
1.2 Construction
In this Agreement, unless the context otherwise requires:
a)	Clause and Schedule headings are for ease of reference only;

b)	words denoting the singular number shall include the plural and vice versa;

c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

e)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

f)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent; and

g)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).
2 THE FACILITY
2.1 Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD long-term facility in the aggregate amount equal to the Total Commitments.
2.2 Maximum liability
The aggregate principal amount of the outstanding Loan, including any requested drawdown, shall not on any requested Drawdown Date and/or on the first day of an Interest Period, exceed the Total Commitments.
2.3 Finance Parties’ rights and obligations
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3 PURPOSE
3.1 Purpose
The Borrower shall apply all amounts borrowed by it hereunder as follows:
a)	As to Tranche I; to refinance the short-term bridge facility of C-Orion dated 31 August 2005.

b)	As to Tranche II; to part-finance the Equipment to C-Orion.

c)	As to Tranche III; to part-finance the upgrading of Geo Challenger.

d)	As to Tranche IV; to part-finance the Equipment to Geo Challenger.
3.2 Monitoring
Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4 CONDITIONS PRECEDENT
4.1 Initial conditions precedent
The Borrower may not deliver the Drawdown Notice for a Tranche unless the Agent has received originals or certified copies of all of the documents and other evidence listed in the relevant part of Schedule 2 (Conditions precedent) applicable to such Tranche, in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2 Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Drawdown Notice and on the proposed Drawdown Date:
a)	no Default is continuing or would result from drawing of the Tranche; and

b)	the representations and warranties contained in Clause 17 (Representations and warranties) deemed to be repeated on those dates are true and correct in all material respects.
4.3 Waiver of conditions precedent
The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (upon approval by the Lenders, such approval not to be unreasonably withheld or delayed).
5 DRAWDOWN
5.1 Delivery of the Drawdown Notice
The Borrower may utilise the Facility by delivering to the Agent a duly completed Drawdown Notice no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Drawdown Date.
5.2 Completion of the Drawdown Notice
Each Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

a)	the proposed Drawdown Date is a Business Day during the Availability Period,

b)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

c)	the amount of the Loan at the proposed Drawdown Date, including the amount of the relevant Tranche covered by the Drawdown Notice, shall not exceed the Total Commitments.
Only one (1) Tranche may be requested in each Drawdown Notice. Tranche III may be drawn in sub-tranches, as agreed with the Agent in accordance with the process of upgrading Geo Challenger. The Tranches shall be drawn in chronologically order, unless otherwise agreed with the Agent.
5.3 Lenders’ participation
Upon receipt of the Drawdown Notice, the Agent shall notify each Lender of the details of the requested Tranche and the amount of each Lender’s participation in such Tranche. If the conditions set out in this Agreement have been met, each Lender shall no later than 10:00 hours (London time) on the relevant Drawdown Date make available to the Agent for the account of the Borrower an amount equal to its participation in such Tranche to be advanced pursuant to the Drawdown Notice.
6 REPAYMENT
6.1 Repayment
The Borrower shall repay the Loan in ten (10) equal semi-annual consecutive instalments each in the amount of USD 7,000,000. The first instalment is due and payable six months after the Drawdown Date of Tranche IV, however not later than 1 December 2006.
6.2 Final repayment
The Borrower shall in any event repay the Loan and all other amounts outstanding under the Finance Documents in full on the Final Maturity Date.
6.3 Re-borrowing
The Borrower may not re-borrow any part of the Loan which has been repaid.
7 PREPAYMENT AND CANCELLATION
7.1 Mandatory prepayment — Total Loss or sale of C-Orion
If the C-Orion is sold or becomes a Total Loss, the Tranche I and Tranche II shall be prepaid and all the remaining instalments shall be reduced by 50% each:
a)	in case of a sale, on or before the date on which the sale is completed by delivery of the C-Orion to the buyer; or
b)	in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of C-Orion, immediately after the occurrence of such requisition of title).
7.2 Mandatory prepayment — termination of the Geo-Charterparty, Total Loss or sale of Geo Challenger
If the Geo-Charterparty is terminated prior to the Final Maturity Date or Geo Challenger is sold (except if sold to the Borrower under the purchase option of the Geo-Charterparty) or becomes a

Total Loss, the Tranche III and Tranche IV shall be prepaid and all the remaining instalments shall be reduced by 50% each:
a)	in case of termination of the Geo-Charterparty, on or before the date on which such termination is effective;
b)	in case of a sale (except if sold to the Borrower under the purchase option of the Geo-Charterparty), on or before the date on which the sale is completed by delivery of the Geo Challenger to the buyer; or
c)	in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of Geo Challenger, immediately after the occurrence of such requisition of title).
7.3 Mandatory prepayment — illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Tranche:
a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

b)	the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with paragraph a) above; and

c)	upon the Agent notifying the Borrower, that Lenders’ Commitment and participation in such Tranche will be immediately cancelled; and

d)	the Borrower shall prepay that Lender’s participation in the Tranches made to the Borrower on the last day of the Interest Period for each Tranche occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.4 Voluntary prepayment
The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, prepay the whole or any part of the Loan (but if in part, being an amount of minimum USD 5,000,000 and in multiples of USD 1,000,000).
7.5 Voluntary cancellation
The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, cancel any undrawn Tranches.
7.6 Terms and conditions for prepayments and cancellation
7.6.1 Irrevocable notice
Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.

7.6.2 Additional payments
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
7.6.3 Time of prepayment and cancellation
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any Tranches except at the times and in the manner expressly provided for in this Agreement.
7.6.4 No reinstatement
No Tranche cancelled under this Agreement may subsequently be reinstated.
7.6.5 No re-borrowing
Any amount prepaid pursuant to this Clause 7 may not be re-borrowed.
7.6.6 Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.
7.6.7 Application
Any amount voluntary prepaid or cancelled shall be applied against the remaining instalments set forth in Clause 6.1 (Repayment) in inverse order of maturity and shall reduce rateably each Lenders’ Commitment.
8 INTEREST
8.1 Calculation of interest
The rate of interest for each Tranche for each Interest Period is the percentage rate per annum which is the aggregate of:
a)	the Margin; and

b)	LIBOR.
It is not possible to calculate the effective interest rate on the Facility in advance. The Lenders are nevertheless, according to the Finance Contracts Act (Finansavtaleloven) obliged to give a representative example. Based on utility of 100% of the relevant Tranche and a 6 months LIBOR of 5.068 % per annum, the effective interest rate will be 6.520%.
8.2 Payment of interest
The Borrower shall pay accrued interest on the Loan on each Interest Payment Date (and if the Interest Period is longer than six (6) months, on the date falling at six (6) monthly intervals after the first day of the Interest Period).
8.3 Default interest
In the event that any payment to be made under the Finance Documents by the Borrower to any Lender is not received by the Agent on the due date therefore, interest will be charged by such Lender from the due date until the date that payment is received at a rate which is equal to the aggregate of (i) the Margin, (ii) a default funding charge of one per cent (1.00%) per annum and (iii) the rate at which deposits from one Business Day to the next in an amount approximately equal to the defaulted amount due to such Lender are offered to such Lender in the London interbank market at approximately 11:00 hours (London time) on the due date for payment and on each succeeding Business Day until payment in full of the amount due is received by such Lender; provided that if the Agent determines that such default may be reasonably expected to continue unremedied for a period exceeding one (1) week then it may require by notice to the Borrower that the funding cost shall be determined by reference to the rate at which deposits are offered as aforesaid for periods of such length (not exceeding three (3) months) as it may designate. Interest charged under this Clause 8.3 shall be payable on demand and unless so paid shall be added to the defaulted amount at the end on each month following the due date for payment of such amount.
8.4 Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
9 INTEREST PERIODS
9.1 Selection of Interest Periods
a)	The Borrower may select an Interest Period for a Tranche in the Drawdown Notice for that Tranche.
b)	The Borrower may select an Interest Period of one (1), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders).
c)	If an Interest Period would otherwise overrun the Final Maturity Date, such Interest Period shall be shortened so that it ends on the Final Maturity Date.
d)	Each Interest Period for a Tranche shall start on the relevant Drawdown Date.
9.2 Non-Business Day
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3 Merger of Tranches
a)	On the Drawdown Date for Tranche II or as soon as practicable thereafter, Tranche I and Tranche II shall in all respects be merged.
b)	On the Drawdown Date for Tranche III or as soon as practicable thereafter, the Loan and Tranche III shall in all respects be merged.
c)	On the Drawdown Date for Tranche IV or as soon as practicable thereafter, the Loan and Tranche IV shall in all respects be merged.
9.4 Notification of Interest Periods
The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 9.
10 CHANGES TO THE CALCULATION OF INTEREST
10.1 Market disruption
a)	If a Market Disruption Event occurs in relation to a Tranche for any Interest Period, then the rate of interest on each Lender’s share of that Tranche for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in such Tranche from whatever source it may reasonably select, the Lenders always to use reasonable endeavour to find the best rates available.
b)	In this Agreement, “Market Disruption Event” means:
(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Tranche exceed fifty per cent. (50.00%) of such Tranche) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
10.2 Alternative basis of interest or funding
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause 10.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties. If no such alternative basis is agreed within said thirty (30) days, the rate of interest shall be determined in accordance with Clause 10.1 (Market disruption).
10.3 Break Costs
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of a Tranche or Unpaid Sum being paid by the Borrower on a day other than a Repayment Date for such Tranche or Unpaid Sum.
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.
11 FEES
11.1 Commitment fee
The Borrower shall pay to the Agent (for distribution to the Lenders) a commitment fee computed at the rate of zero point fifty per cent. (0.50%) per annum on any undrawn and uncancelled part of the Facility, accruing from 14 February 2006 and up until the Drawdown Date of Tranche IV.
The accrued commitment fee is payable on the Drawdown Date of Tranche IV. Accrued commitment fee shall also be payable on any cancelled Tranche at the date such cancellation comes into effect.
11.2 Flat fee
The Borrower shall pay to the Agent (for distribution to the Underwriter, the Arranger and the Lenders) a flat fee of zero point thirtyfive per cent. (0.35%) of the Total Commitments payable on the Drawdown Date of Tranche I.

11.3 Agency Fee
The Borrower shall pay to the Agent NOK 50,000 per year, payable for the first time at the Drawdown Date of Tranche I, and then annually thereafter.
12 TAX GROSS-UP AND INDEMNITIES
12.1 Taxes
12.1.1 No withholding
All payments by the Borrower and/or the Guarantors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.
12.1.2 Tax gross-up
The Borrower and/or the Guarantors shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.
If a Tax deduction or withholding is required by law to be made by the Borrower and/or the Guarantors:
a)	the amount of the payment due from the Borrower and/or the Guarantors shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and
b)	the Borrower and/or the Guarantors shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.
Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower and/or the Guarantors shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.2 Tax indemnity
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 12.1 (Tax gross-up).
12.3 VAT
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

13 INCREASED COSTS
13.1 Increased Costs
The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.
In this Agreement, the term “Increased Costs” means:
a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

b)	an additional or increased cost; or

c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.
A Finance Party intending to make a claim pursuant to this Clause 13.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.
13.2 Exceptions
Clause 13.1 (Increased Costs) does not apply to the extent any Increased Costs is:
a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

b)	compensated for by Clause 12.1 (Tax gross-up) or Clause 12.2 (Tax Indemnity); or

c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.
14 OTHER INDEMNITIES
14.1 Currency indemnity
If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
a)	making or filing a claim or proof against the Borrower;

b)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2 Other indemnities
The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any costs, direct loss or liability incurred by that Finance Party as a result of:
a)	the occurrence of any Event of Default;

b)	a failure by the Borrower to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

c)	funding, or making arrangements to fund, its participation in a Tranche requested by the Borrower in a Drawdown Notice if such drawdown is not effected by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

d)	an amount not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3 Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, direct loss or liability incurred by the Agent (acting reasonably) as a result of:
a)	investigating any event which it reasonably believes is a possible Event of Default; or

b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.
15 COSTS AND EXPENSES
15.1 Transaction expenses
The Borrower shall promptly on demand pay to the Agent and the Arranger the amount of all costs and expenses (including internal and external legal fees/costs) reasonably incurred by any of them in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:
a)	this Agreement and any other documents referred to in this Agreement; and

b)	any other Finance Documents executed after the date of this Agreement.
15.2 Amendment and enforcement costs, etc
The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
a)	the granting of any release, waiver or consent under the Finance Documents;

b)	any amendment or variation of any of the Finance Documents; and

c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
15.3 Survival of termination
The Borrower’s obligation to pay any fees and expenses under any of the Finance Document shall survive the termination date of this Agreement.
16 SECURITY
16.1 Security — Loans
The Borrower’s obligations and liabilities under this Agreement, including (without limitation) the Borrower’s obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lenders and the Agent in connection with this Agreement, shall at any time until all amounts due to the Lenders and the Agent hereunder have been paid and/or repaid in full, be secured by:
a)	the Mortgage;

b)	the Factoring Agreement;

c)	the General Pledge;

d)	the Co-ordination Agreement;

e)	the Assignment of Insurances;

f)	the Assignment of Charterparties and Earnings;

g)	the Guarantees; and

h)	the Share Pledge.
The Borrower undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.
17 REPRESENTATIONS AND WARRANTIES
17.1 Representations and warranties by the Borrower
The Borrower represents and warrants to each Finance Party as follows:
17.1.1 Status
The Borrower is a limited liability company (aksjeselskap), duly incorporated and validly existing under the laws of Norway and has the power to own its assets and carry on its business as it is currently being conducted. The Borrower is 100.00% owned by ExRe.

ExRe is a limited liability company, duly incorporated and validly existing under the laws of Norway and has the power to own its assets and carry on its business as it is currently being conducted. ExRe is ultimately 100.00% owned and controlled by CGG.
CGG is a limited liability company, duly incorporated and validly existing under the laws of France and has the power to own its assets and carry on its business as it is currently being conducted.
17.1.2 Binding obligations
The Finance Documents to which any of the Borrower and/or the Guarantors is a party constitute legal, valid, binding and enforceable obligations, and save as provided herein or therein and/or as have been or shall be completed prior to the relevant Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Borrower and/or the Guarantors (as the case may be), and for the Mortgage to constitute a valid and enforceable first priority mortgages over the C-Orion.
17.1.3 No conflict with other obligations
The entry into and performance by each of the Borrower and the Guarantors of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
a)	any law or regulation or any order or decree of any governmental agency or court by which the Borrower and/or the Guarantors (as the case may be) is bound;

b)	any constitutional documents of the Borrower and/or the Guarantors (as the case may be); or

c)	any agreement or document to which any of them is a party or by which any of them or any of their assets are bound.
17.1.4 Power and authority
Each of the Borrower and the Guarantors has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, the Finance Documents to which any of them is a party and the transactions contemplated by those Finance Documents.
17.1.5 Authorisations and consents
All authorisations, approvals, consents and other matters, official or otherwise, required by the Borrower and/or the Guarantors in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.
17.1.6 Taxes
Each of the Borrower and the Guarantors has complied with all material taxation laws in all jurisdictions where it is subject to taxation and have paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against any of them with respect to any Taxes or other payments due to public or governmental bodies. Neither the Borrower nor any of the Guarantors is required to make any withholdings or deductions for or on account of Tax from any payment any of them may make under any of the Finance Documents.
17.1.7 No Default
No Event of Default is continuing or might reasonably be expected to result from the making of any Loan. No other event or circumstances is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) might constitute a default under any other agreement or instrument which is binding on the Borrower or any of the Guarantors or to which the Borrower’s or any of the Guarantors’ assets are subject which might have a Material Adverse Effect.
17.1.8 No misleading information
Any factual information, documents, exhibits or reports relating to the Borrower and/or the Guarantors and which have been furnished to the Finance Parties by or on behalf of the Borrower or the Guarantors (as the case may be) are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.
17.1.9 Original Accounts
a)	Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Borrower and the Guarantors and have been prepared in accordance with GAAP consistently applied.
b)	No undisclosed liabilities. As of the date of the Original Financial Statements, none of the Borrower or the Guarantors had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.
c)	No material change. Since the date of the Original Financial Statements, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and/or the Guarantors.
17.1.10 Pari passu ranking
The Borrower’s and/or the Guarantors’ (as the case may be) payment obligations under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.
17.1.11 No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or threatened against the Borrower and/or any of the Guarantors.
17.1.12 No existing Security Interest
Save as described in Clause 16 (Security), no Security Interest exists over all or any of the present or future revenues or assets of the Borrower.
17.1.13 No immunity
The execution and delivery by the Borrower and/or any of the Guarantor (as the case may be) of each Finance Document to which any of them is a party constitute, and their exercise of their respective rights and performance of their respective obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and none of the Borrower or any of the Guarantors will (except for bankruptcy or any similar proceedings) be entitled to claim for themselves or any or all of their assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or France (as the case may be) in relation to any Finance Document.

17.1.14 No winding-up
None of the Borrower or any of the Guarantors has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against any of them for their reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or any or any of their assets.
17.1.15 Environmental compliance
The Borrower and the Guarantors (as the case may be) have performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.
17.1.16 Environmental Claims
No Environmental Claim has been commenced or is threatened against the Borrower or any of the Guarantors where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.
17.1.17 ISM Code and ISPS Code Compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Managers and the Vessels have been complied with in all material respects.
17.1.18 The Vessels
C-Orion will on the first Drawdown Date be:
a)	in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the Borrower will be the sole, legal and beneficial owner of C-Orion;

b)	registered in the name of the Borrower with the Vanuatu Ship Registry under the laws and flag of Vanuatu;

c)	operationally seaworthy in every way and fit for service; and

d)	classed with ABS (or such other classification society as acceptable to the Agent), free of all overdue requirements and recommendations.
Geo Challenger will on the first Drawdown Date be:
e)	in the registered ownership of Geo Rederi AS, with Geoshipping AS as disponent owner, and with the Borrower as time charterer in accordance with the Geo-Charterparty:

f)	registered with the Norwegian International Ship Registry under the laws and flag of Norway (or such other flag or registry as acceptable to the Agent);

g)	operationally seaworthy in every way and fit for service; and

h)	classed with DnV (or such other classification society as acceptable to the Agent), free of all overdue requirements and recommendations.

17.1.19 No money laundering
Each of the Borrower and the Guarantors is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which any of the Borrower and/or the Guarantors is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).
17.2	Repetition
The representations and warranties set out in this Clause 17 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated with reference to the facts and circumstances then existing:
a)	on the date of a Drawdown Notice;

b)	on each Drawdown Date;

c)	on the first day of each Interest Period; and

d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 18.1.2 (Compliance certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).
18	INFORMATION UNDERTAKINGS
18.1	General
The Borrower gives the undertakings set out in this Clause 18 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
18.1.1 Financial statements
The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:
a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited financial statements of the Borrower and each of the Guarantors for that financial year;

b)	as soon as the same become available, but in any event within ninety (90) days after the end of each half-year, the unaudited semi-annual financial statements of the Borrower and each of the Guarantors.
18.1.2 Compliance Certificate
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1.1 b) (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower and each of the Guarantors setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date at which those financial statements were drawn up.

18.1.3 Requirements as to financial statements
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower and the Guarantors unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its (or the Guarantors’ (as the case may be)) auditors deliver to the Agent:
a)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Borrower’s or the Guarantors’ (as the case may be) Original Financial Statements were prepared; and

b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s or the Guarantors’ (as the case may be) Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
18.1.4 Information — miscellaneous
The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and/or any of the Guarantors, and which might, if adversely determined, have a Material Adverse Effect; and

b)	promptly, such further information regarding the business, operations, assets and conditions (financial or otherwise) of the Borrower and/or any of the Guarantors as any Finance Party (through the Agent) may reasonably request.
18.1.5 Notification of default
The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
18.1.6 Notification of Environmental Claims
The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower, any of the Guarantors or any of the Vessels; and

b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, any of the Guarantors or any of the Vessels,

where the claim would be reasonably likely, if determined against the Borrower, any of the Guarantors or any of the Vessels, to have a Material Adverse Effect.
19	FINANCIAL COVENANTS
19.1	Definitions
For the purposes of the financial covenants set out herein related to ExRe, the following definitions shall apply:
a)	“Equity” means at any time the aggregate of:
(i)	the amount paid up or credited as paid up on the issued share capital of ExRe; and

(ii)	the amount standing to the credit of the capital and revenue reserves of ExRe, based on the latest published audited balance sheet of ExRe, but adjusted by, without double-counting:
A	adding any amount standing to the credit of the profit and loss account of ExRe for the period ending on the date of the latest balance sheet to the extent not included in item (ii) above;

B	adding any loans from shareholders of ExRe if such loans are fully subordinated to this Agreement and there is no payment of interests and instalments;

C	deducting any dividend or other distribution declared, recommended or made by ExRe;

D	deducting any amount attributable to an upward revaluation of assets;

E	reflecting any variation in the amount of the issued share capital of the Borrower and the capital and revenue reserves of ExRe after the date of the latest balance sheet;

F	including any amount attributable to minority interests; and

G	excluding any amount attributable to deferred taxation.
b)	“Equity Ratio” means, at any time, the ratio of Equity to Total Assets.

c)	“Total Assets” means, at any time, the aggregate balance sheet total assets.
For the purposes of the financial covenants set out herein related to CGG, the following definitions shall apply:
d)	“Consolidated Cashflow” means for any Relevant Period CGG’s consolidated earnings, before:
i.	any interest, discounts or other fees incurred or payable in respect of Financial Indebtedness;

ii.	any provision on account of taxation;

iii.	any item treated as exceptional or extraordinary items; and

iv.	any amount attributable to depreciation of tangible assets and the amortisation of intangible assets;
after taking into account the net effect of:
i.	any extraordinary or exceptional item received or paid in cash;

ii.	any taxes received or paid in cash;

iii.	any capital expenditure paid or required to be paid;

iv.	any net cash items received or paid (or required to be paid) in relation to the sale or purchase (as the case may be) of any business or assets;

v.	any decrease or increase in consolidated net working capital;

vi.	any capital injection in the form of equity and/or fully subordinated loans received by CGG (on a consolidated basis);

vii.	dividends received in cash from associated companies or other fixed assets investments or any dividends paid;

viii.	realised exchange gains or losses charged; and

ix.	any non-cash items expensed or credited.
e)	“Consolidated Interest Coverage Ratio” means, at any time, the ratio of CGG’s Consolidated Cash Flow to the Consolidated Interest Expense (deducting all interest payments which have to be capitalised).

f)	“Consolidated Interest Expense” means all interest, commissions, periodic fees and other financing charges (whether, in each case, paid, payable or capitalised) incurred by CGG (on a consolidated basis) during a Relevant Period (including the interest element payable under any finance lease).

g)	“Relevant Period” means each period of twelve (12) months.
19.2	Financial covenants
19.2.1 Equity Ratio
The Borrower undertakes to ensure that ExRe’s Equity Ratio (on a consolidated basis) is not at any time less than thirty per cent (30.00%).
19.2.2 Positive working capital
The Borrower shall at all times ensure that ExRe’s (on a consolidated basis) current assets (including any undrawn portion under available credit lines) exceed its current liabilities (including next year’s instalments on long-term debts and capital lease obligations), all as determined in accordance with GAAP.
19.2.3 Consolidated Interest Coverage Ratio
The Borrower shall ensure that CGG’s Consolidated Interest Coverage Ratio is not at any time below 3.00:1.00.

20	GENERAL UNDERTAKINGS
20.1	General
The Borrower gives the undertakings set out in this Clause 20 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
20.1.1 Authorisations etc.
The Borrower shall promptly:
a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

b)	supply certified copies to the Agent (if so requested) of,
any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it or the Guarantor to perform their respective obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in their respective jurisdictions of incorporation of any Finance Document.
20.1.2 Compliance with laws
The Borrower shall comply and shall procure the compliance by the Guarantors in all respects with all laws to which any of them may be subject, if failure so to comply would materially impair their ability to perform their respective obligations under the Finance Documents.
20.1.3 Pari passu ranking
The Borrower shall ensure and procure that the Guarantors ensure that their obligations under the Finance Documents do and will rank at least pari passu with all their other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.
20.1.4 Title
a)	The Borrower shall hold legal title to and own the entire beneficial interest in the C-Orion, the Equipment, the Insurances and the Earnings, free of all Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 20.1.5 (Negative pledge).

b)	ExRe shall at all times be the direct or indirect owner of 100.00% of the shares in the Borrower, and CGG shall at all times be the direct or indirect owner of 100.00% of the shares in ExRe.
20.1.5 Negative pledge
The Borrower shall not, create or permit to subsist any Security Interest over the C-Orion nor upon any of its present or future undertakings, property, assets, rights or revenues, other than:
a)	Security Interest under the Security Documents;

b)	Security Interests arising in the ordinary course of business; and

c)	Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

Furthermore, the Borrower shall procure that no further Security Interests than those already in effect at the date of this Agreement shall be created or permitted to subsist over the following assets:
a)	the shares in Exploration Vessel Resources AS;

b)	the shares in Exploration Vessel Resources II AS;

c)	the vessels owned by Exploration Vessel Resources AS; and

d)	the vessels owned by Exploration Vessel Resources II AS.
The Borrower undertakes to duly notify the relevant entities of this negative pledge, and if required by the Agent (on behalf of the Finance Parties) to obtain confirmations from such entities acknowledging such negative pledge.
20.1.6 Earnings Accounts
The Borrower shall hold and maintain its Earnings Accounts with the Agent and procure that all Earnings are paid to the Earnings Accounts.
20.1.7 Disposals
The Borrower shall not sell, transfer or otherwise dispose of the whole or any part of its interest in the Vessels without the prior written consent of the Agent (on behalf of the Lenders).
20.1.8 Change of business
The Borrower shall ensure that no substantial change is made to the general nature of the business of the Borrower from that carried out at the date of this Agreement.
20.1.9 No mergers etc.
The Borrower shall not enter into any merger, amalgamation, consolidation with or into any other person or be the subject of reconstruction (in each case except where the Borrower is the surviving entity) or any de-merger, split-up or divest, without the prior written consent of the Lenders.
20.1.10 Environmental compliance
The Borrower shall (and shall procure that the Guarantor will) comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval and obtain and maintain any Environmental Approval.
20.1.11 Management
The Borrower shall procure that the Manager(s) shall remain the managers of the Vessels and there shall be no change to such management without the prior written consent of the Agent.
20.1.12 Finance Documents
The Borrower shall procure that none of the Finance Documents are amended or terminated, or any waiver or any material terms thereof are agreed thereunder without the prior written consent of the Agent (on behalf of the Finance Parties).
20.1.13 Listing
CGG shall remain listed on the Paris Stock Exchange and New York Stock Exchange (NYSE).

20.1.14 Inter-company loans
In the event that the Borrower is granted any inter-company loans from the Guarantors or any of their related companies, all such loans shall be subordinated to this Facility, and all such inter-company loans shall be documented in an agreement which shall be provided to the Agent (on behalf of the Finance Parties).
21	VESSEL COVENANTS
21.1	General
The Borrower gives the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
21.1.1 Insurance
a)	The Borrower shall maintain or ensure that C-Orion is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest and War Risk insurances, in such amounts, on such terms and with such insurers as the Agent shall approve. Similarly, the Borrower shall ensure that its investments in Geo Challenger are sufficiently secured through Geoshipping AS’ insurances with the Borrower entered as co-assured for an amount as approved by the Agent, such approval not to be unreasonably withheld. Furthermore, the Borrower shall maintain or ensure that the Equipment is insured against all customary risks for similar Equipment, in such amounts, on such terms and with such insurers as the Agent shall approve.

b)	The value of the Hull and Machinery insurance for C-Orion shall cover at least eighty per cent. (80.00%) of the Market Value and the aggregate insurance value of C-Orion (except Protection & Indemnity), shall be at least equal to the higher of the Market Value of the C-Orion and one hundred and twenty per cent. (120.00%) of Tranche I.

c)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts for the C-Orion and the Equipment, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

d)	Not later than at the expiry date of the relevant Insurances the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

e)	If any of the Insurances referred to in paragraph a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall not cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of any of the Vessels if and when so requested by the Agent.

f)	The Borrower shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

g)	The Borrower will not make any change to the Insurances described under paragraph a) and b) above without the prior written consent of the Agent (on behalf of the Lenders), such consent not to be unreasonably withheld.
21.1.2 Classification and repairs
The Borrower shall keep each of the Vessels in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:
a)	so as to maintain its class at the highest level with DnV, ABS or another classification society approved by the Agent, free of overdue recommendations and qualifications; and

b)	so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which any of the Vessels may trade from time to time.
21.1.3 Restrictions on chartering, appointment of Managers etc.
The Borrower shall not, without the prior written consent of the Agent:
a)	let the Vessels on bareboat charter for any period, except under the Charterparties;

b)	enter into any agreement related to the chartering and operation of any of the Vessels exceeding twelve (12) months, except under the Charterparties;

c)	appoint a Manager for the C-Orion that is not acceptable to the Agent; or

d)	change the classification society of C-Orion, or allow Geoshipping AS to change the classification society of Geo Challenger.
21.1.4 Notification of certain events
The Borrower shall, as soon as it becomes aware of same, immediately notify the Agent of:
a)	any accident to any of the Vessels involving repairs where the costs will or is likely to exceed EUR 1,000,000 (or the equivalent in any other currency);

b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately or within the relevant time limit, if any;

c)	any exercise or purported exercise of any lien on any of the Vessels, the Earnings or the Insurances;

d)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower or otherwise in connection with the C-Orion.

21.1.5 Operation of the Vessels
a)	The Borrower shall comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the C-Orion, its ownership, operation and management or to the business of the Borrower and shall not employ any of the Vessels nor allow their employment:
(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Vessels unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.
Without limitation to the generality of this Clause 21.1.5, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

b)	The Vessels shall be employed under the Charterparties, and the Charterparties shall not be amended or varied without the prior written consent of the Agent (on behalf of the Lenders). The Charterparties shall be approved by the Agent (on behalf of the Finance Parties) and the agreed rates of hire in the Charterparties shall ensure the Borrower’s debt service ability to the satisfaction of the Agent (on behalf of the Finance Parties).
21.1.6 ISM Code compliance
The Borrower will:
a)	procure that each of the Vessels remains subject to a SMS for the duration of the Facility;

b)	procure that a valid and current SMC is maintained for each of the Vessels for the duration of the Facility;

c)	if not itself, procure that the Manager(s) of the Vessels maintains a valid and current DOC for the duration of the Facility;

d)	notify the Agent in writing as soon as it becomes aware of same of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any of the Vessels or of the DOC of any of the Manager(s); and

e)	notify the Agent in writing as soon as it becomes aware of same of any “accident” or “major non-conformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.
21.1.7 Inspections and class records
a)	The Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent and/or each of the Lenders (for the account of such Lender(s)) to inspect the Vessels once a year for the account of the Borrower upon the Agent giving prior written notice.

b)	The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessels.
21.1.8 Surveys
The Borrower shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the relevant flag state of the Vessels and to supply or cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.
21.1.9 Arrest
The Borrower shall promptly pay and discharge, or (as to the Geo Challenger) use its best endeavours to ensure that Geoshipping AS promptly pays and discharges:
a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Vessels, the Earnings or the Insurances;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Vessels, the Earnings or the Insurances; and

c)	all other outgoings whatsoever in respect of any of the Vessels, the Earnings and the Insurances,
and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure their release by providing bail or providing the provision of security or otherwise as the circumstances may require.
21.1.10 Total Loss
In the event that any of the Vessels shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the Insurance proceeds shall be applied in prepayment of the relevant Tranches in accordance with Clause 7.1 (Mandatory prepayment — Total Loss or sale of C-Orion) and/or Clause 7.2 (Mandatory prepayment — termination of the Geo-Charterparty or Total Loss or sale of Geo Challenger).
21.1.11 Flag, name and registry
The Borrower shall not, without the prior written consent of the Agent (on behalf of the Finance Parties), change the flag or registry of any of the Vessels.
21.1.12 The Equipment
The Equipment shall be installed on board the Vessels and shall not be removed therefrom without the prior witten consent of the Agent (on behalf of the Lenders). In the event that the Agent (on behalf of the Lenders) consents to the removal of any of the Equipment from the respective Vessel, the Borrower shall provide satisfactory security or cash collateral of sufficient value so that the Lenders’ position is not deteriorated.

21.1.13 Assignment of Charterer’s external charterparties
In the event that the Charterer enters into charterparties for the Vessels with any companies outside the CGG-group with a duration of 12 months or more, the Borrower shall notify the Agent (on behalf of the Finance Parties) in advance, and the Agent (on behalf of the Finance Parties) is entitled to require an assignment of such charterparties to be provided as additional security for the Borrower’s and the Guarantors obligations under the Finance Documents. If required, the Borrower shall procure that such assignment is established and effected as soon as possible, and not later than the commencement of the relevant charterparty.
22	EVENTS OF DEFAULT
22.1	General
Each of the events or circumstances set out in this Clause 22 is an Event of Default.
22.1.1 Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

b)	payment is made within three (3) Business Days of its due date.
22.1.2 Financial covenants
Any requirement in Clause 19 (Financial covenants) is not satisfied and this is continuing for more than ten (10) days.
22.1.3 Other obligations
a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and 22.1.2 (Financial covenants)), except if the failure to comply is capable of remedy and is remedied within three (3) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

b)	No Event of Default under paragraph a) above in relation to Clause 21.1.9 (Arrest) will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
22.1.4 Misrepresentations
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower and/or the Guarantor under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
22.1.5 Cross default
Any Financial Indebtedness of the Borrower and/or any of the Guarantors or their subsidiaries in a principal amount higher than EUR 2,500,000 is not paid when due (or within any applicable grace period provided for in the original agreement, if any, evidencing the same) or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto or is cancelled or suspended by a creditor of the Borrower or any of the Guarantors.

22.1.6 Insolvency
a)	Any of the Borrower or the Guarantors is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of the Borrower and/or any of the Guarantors is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness of the Borrower and/or any of the Guarantors.
22.1.7 Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of the Borrower and/or any of the Guarantors;

b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower and/or any of the Guarantors;

c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Borrower and/or any of the Guarantors; or

d)	enforcement of any Security Interest over any assets of the Borrower and/or any of the Guarantors.
22.1.8 Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and/or any of the Guarantors and is not discharged within thirty (30) days and has a Material Adverse Effect.
22.1.9 Unlawfulness
It is or becomes unlawful for the Borrower and/or any of the Guarantors to perform any of their respective obligations under the Finance Documents.
22.1.10 Permits
Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Finance Documents is revoked, terminated or modified having a Material Adverse Effect.
22.1.11 Litigation
There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against the Borrower and/or any of the Guarantors which might, if adversely determined, have a Material Adverse Effect.
22.2	Acceleration
Upon the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:
a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

b)	declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

d)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.
23	CHANGES TO THE PARTIES
23.1	No assignment by the Borrower
The Borrower may not assign or transfer or have assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.
23.2	Assignments and transfers by the Lenders
A Lender (the “Existing Lender”) may at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to:
a)	another Existing Lender or an affiliate of an Existing Lender; or

b)	with the approval of the Borrower (such approval not to be unreasonably withheld and shall not be required in case an Event of Default has occurred and is continuing) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
23.3	Limitations of responsibility of Existing Lenders
23.3.1 Borrower’s performance, etc
Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:
a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

b)	the financial condition of the Borrower;

c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.
23.3.2 New Lender’s own credit appraisal, etc
Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
23.3.3 Re-transfer to an Existing Lender, etc
Nothing in any Finance Document obliges an Existing Lender to:
a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
23.4	Procedure for transfer
Any Transfer shall be effected as follows:
a)	the Existing Lender must notify the Agent of its intention to transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

b)	subject to Clause 23.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonable possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

c)	subject to Clause 23.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.
23.5	Effects of the Transfer
On the Transfer Date:
a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

c)	the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

d)	the New Lender shall become a Party as a “Lender”.
23.6	Further assurances
The Borrower undertakes to procure that in relation to any Transfer, the Borrower shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.
23.7	Disclosure of information
Any Lender may disclose:
a)	to any of its affiliates and a potential assignee;

b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

c)	to whom, to the extent that, information is required to be discloses by any applicable law, such information about the Borrower and the Finance Documents as that Lender shall consider appropriate.
24	ROLE OF THE AGENT, SECURITY TRUSTEE AND THE ARRANGER
24.1	Appointment and authorisation of the Agent and Security Trustee
a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents, and for purposes of the Mortgage, each other Finance Party appoints the Agent as Security Trustee with respect to the Mortgage.

b)	Each other Finance Party authorises the Agent and the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Agent or Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

c)	The Security Trustee shall hold the rights as mortgagee under the Mortgage in trust for the Finance Parties, and its obligations as Security Trustee shall be limited as described in Section 24.2.
24.2	Duties of the Agent and Security Trustee
The Agent and the Security Trustee shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the duties of the Agent and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature. The Agent and Security Trustee shall:
a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent or Security Trustee for the attention of that Party by another Party;

b)	supply the other Finance Parties with all material information which the Agent or Security Trustee receives from the Borrower;

c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

d)	if it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 22 (Events of Default).
24.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
24.4	Relationship
Except with respect to the Mortgage, the relationship between the Agent and the other Finance Parties is that of agent and principal only. Except with respect to the Mortgage, nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person. None of the Agent , the Security Trustee or any of the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account. The fiduciary duties of the Security Trustee are limited as described in Section 24.2 above.
24.5	Business with the Borrower
The Agent, Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
24.6	Rights and discretions of the Agent and Security Trustee
a)	The Agent and Security Trustee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
b)	The Agent and Security Trustee may assume (unless it has received notice to the contrary in its capacity as Agent and Security Trustee for the Lenders) that:
(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
c)	The Agent and Security Trustee may engage, pay for and rely on the advise or services of any lawyers, accountants, surveyors or other experts.

d)	The Agent and Security Trustee may act in relation to the Finance Documents through its personnel and agents.

e)	The Agent and Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent or Security Trustee under this Agreement.

f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Trustee nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

24.7	Majority Lenders’ instructions
a)	Unless a contrary indication appears in a Finance Document, the Agent and Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Trustee in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Trustee) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.

b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

c)	The Agent and Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent and Security Trustee may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

e)	Neither the Agent nor the Security Trustee is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
24.8	Responsibility for documentation
Neither the Agent, Security Trustee nor the Arranger:
a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee the Arranger, the Borrower or any other person in or in connection with any Finance Document; or

b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.
24.9	Exclusion of liability
a)	Without limiting paragraph b) below, the Agent or Security Trustee will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

b)	No Party (other than the Agent or Security Trustee) may take any proceedings against any officer, employee or agent of the Agent or Security Trustee in respect of any claim it might have against the Agent or Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent and the Security Trustee may rely on this Clause.

c)	Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Trustee if the Agent or the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or Security Trustee for that purpose.

d)	Nothing in this Agreement shall oblige the Agent, Security Trustee or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, Security Trustee and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, Security Trustee or the Arranger.
24.10	Lenders’ indemnity to the Agent and Security Trustee
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and Security Trustee, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent or Security Trustee (otherwise than by reason of the Agent’s or the Security Trustee’s gross negligence or wilful misconduct) in acting as Agent or Security Trustee under the Finance Documents (unless the Agent or Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).
24.11	Resignation of the Agent and/or Security Trustee
a)	The Agent and/or Security Trustee may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

b)	Alternatively the Agent and/or Security Trustee may resign by giving notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent and/or Security Trustee.

c)	If the Majority Lenders have not appointed a successor Agent and/or Security Trustee in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent and/or Security Trustee (after consultation with the Borrower) may appoint a successor Agent and/or Security Trustee.

d)	The retiring Agent and/or Security Trustee shall, at its own cost, make available to the successor Agent and/or Security Trustee such documents and records and provide such assistance as the successor Agent and/or Security Trustee may reasonably request for the purposes of performing its functions as Agent and/or Security Trustee under the Finance Documents.

e)	The Agent’s and/or Security Trustee’s resignation notice shall only take effect upon appointment of a successor.

f)	Upon the appointment of a successor, the retiring Agent and/or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent and/or Security Trustee, require it to resign in accordance with paragraph b) above. In this event, the Agent and/or Security Trustee shall resign in accordance with paragraph b) above.

24.12	Confidentiality
a)	In acting as agent and security trustee for the Finance Parties, the Agent and Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)	If information is received by another division or department of the Agent or Security Trustee, it may be treated as confidential to that division or department and the Agent and/or Security Trustee shall not be deemed to have notice of it.
24.13	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, Security Trustee and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):
a)	the financial condition, status and nature of the Borrower;

b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.
24.14	Conduct of business of the Finance Parties
No provision of this Agreement will:
a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b)	oblige any Finance Party or the Security Trustee to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

c)	oblige any Finance Party or the Security Trustee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25	SHARING AMONG THE FINANCE PARTIES
25.1	Payment to Finance Parties
If a Finance Party or the Security Trustee (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 26 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 26 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partly payments).
25.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial payments).
25.3	Recovering Finance Party’s rights
a)	On a distribution by the Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
25.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
25.5	Exceptions
a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as s result of taking legal proceedings, if:
(i)	it notified that other Finance Party of the legal proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
26	PAYMENT MECHANICS
26.1	Payments to the Agent
All payments by the Borrower or a Lender under the Finance Documents shall be made:
a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Lender for this purpose; and

b)	for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
26.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to the Borrower) and 26.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.
26.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 27 (Set-off)), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.
26.4	Clawback
a)	Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
26.5	Partial payments
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
26.6	Application following an Event of Default
On either (i) the completion of a sale of a Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of such Vessel (as the case may be), as well as any other proceeds received by the Agent under any of the other Finance Documents, such monies shall be applied in the following order:
a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;

b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured on such Vessel;

c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents; and

d)	fourthly, the balance, if any to the Borrower or to its order.
26.7	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
26.8	Payment on non-Business Days
a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
26.9	Currency of account
The Borrower shall pay:
a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

b)	all payments of Costs and Taxes in the currency in which the same were incurred.
27	SET-OFF
A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligations owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
28	NOTICES
28.1	Communication in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 28.2 (Addresses) will be deemed to be given or made as follows:
a)	if by letter, when delivered at the address of the relevant Party;

b)	if by telefax, when received.
However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.
28.2	Addresses
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	DnB NOR Bank ASA SOL Bergen Att: Credit Administration Lars Hilles gate 30 N-5020 Bergen, Norway Telefax No: +47 55 21 19 24

If to the Borrower:	Exploration Investment Resources II AS Damsgardsv.125, 5162 Laksevaag, Bergen, Norway Att: C.F.O Rakel Simmenes and/or Chairman of the Board Jean-Pierre Sabbagh Telefax No: +47 55 94 77 51

With copy to Guarantor CGG (however, such copy shall not be a requirement in order for a notice to be valid under this Agreement)

1 rue Leon Migaux, 91300 Massy, France

Attn: Finance Division Corporate Yves Goulard and/or Legal Division Services Olivier Louf

Fax N°: +33 (1) 64 47 39 39
or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

28.3	Communication with the Borrower
All communication from or to the Borrower shall be sent through the Agent.
28.4	Language
Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
29	CALCULATIONS
All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days (or 365 days where applicable) and for the actual number of days elapsed. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.
30	MISCELLANEOUS
30.1	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.
30.2	Remedies and waivers
No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
30.3	Amendments and waivers
30.3.1	Required consents
a)	Subject to Clause 30.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Borrower and any such amendment will be binding on all Parties.

b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
30.3.2	Exceptions
An amendment to or waiver that has the effect of changing or which relates to:
a)	the definition of “Majority Lenders”;

b)	an extension of the date of any payment of any amount under the Finance Documents;

c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

d)	an increase in or extension of any Commitment;

e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

f)	a proposed substitution or replacement of the Borrower; or

g)	a change of Clauses 2.2 (Nature of a Finance party’s rights and obligations), 16 (Security), 21.1.1 (Insurance), 19 (Financial covenants), 23 (Changes to the Parties) and this Clause 30.3, shall not be made without the prior written consent of all the Lenders.
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.
30.4	Disclosure of information and confidentiality
Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:
a)	is publicised by a Party as required by applicable laws and regulations;

b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to the such Party on a non-confidential basis prior to the disclosure thereof.
30.5	Conflicting provisions
In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail.
31	GOVERNING LAW AND ENFORCEMENT
31.1	Governing law
This Agreement shall be governed by Norwegian law.
31.2	Jurisdiction
a)	For the benefit of each Finance Party, the Borrower agrees that the courts of Bergen, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Bergen District Court (Bergen tingrett).

b)	Nothing in this Clause 31.2 shall limit the right of the Finance Parties to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *
This Agreement has been duly executed in four (4) original copies on the date stated at the beginning of this Agreement.

SCHEDULE 1
LENDERS AND COMMITMENTS
Tranche I:

Lender	Commitment	%
DnB NOR Bank ASA	USD 10,000,000	100%
[●]

Total:	USD 10,000,000	100.00%

Tranche II:

Lender	Commitment	%
DnB NOR Bank ASA	USD 25,000,000	100%
[●]

Total:	USD 25,000,000	100.00%

Tranche III:

Lender	Commitment	%
DnB NOR Bank ASA	USD 10,000,000	100%
[●]

Total:	USD 10,000,000	100.00%

Tranche IV:

Lender	Commitment	%
DnB NOR Bank ASA	USD 25,000,000	100%
[●]

Total:	USD 25,000,000	100.00%

SCHEDULE 2
CONDITIONS PRECEDENT
Tranche I:
1	CORPORATE AUTHORISATIONS

1.1	In respect of the Borrower:
a)	Certificate of Incorporation (firmaattest);

b)	Articles of Association (vedtekter);

c)	Resolutions passed at a board meeting of the Borrower evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and
d)	Power of Attorney, to the extent not covered under 1.1. (c).
1.2	In respect of each of the Guarantors:
a)	Certificate of Incorporation;

b)	Articles of Association;

c)	Resolutions passed as a board meeting and/or shareholders meeting of the Guarantor evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Guarantee; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Guarantee on its behalf; and
d)	Power of Attorney (notarised if requested by the Agent), to the extent not covered under 1.2. (c).
2	AUTHORISATIONS
All approvals, authorisations and consents required by any government or other authorities for the Borrower and/or the Guarantor to enter into and perform their respective obligations under this Agreement and/or any of the Finance Documents to which any of them is a party.
3	THE C-ORION
In respect of the C-Orion:
a)	The relevant CGG-Charterparty;

b)	Evidence (by way of transcript of registry) that the C-Orion is, or will be, registered in the name of the Borrower in the Vanuatu Ship Registry, that the Mortgage has been, or will in connection with the drawdown of the Tranche be, executed and recorded with its intended first priority against the C-Orion and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the C-Orion;

c)	An updated class certificate related to the C-Orion from the relevant classification society, confirming that the vessel is classed with the highest class in accordance with Clause 21.1.2 (Classification and repairs), free of extensions and overdue recommendations;

d)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the C-Orion in accordance with Clause 21.1.1 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

e)	Agreements with the Managers;

f)	The C-Orion’s current SMC;

g)	The Manager’s current DOC; and

h)	The ISPS certificate.
4	FINANCE DOCUMENTS
a)	The Agreement;

b)	The Guarantees;

c)	The Factoring Agreement;

d)	The General Pledge;

e)	The Co-ordination Agreement;

f)	The Share Pledge, including notice, acknowledgment and power of attorney thereunder;

g)	The Assignment of Insurances;

h)	The Assignment of Charterparties and Earnings;

i)	As to C-Orion; Notice of Assignment of Charterparty and Earnings and the Charterers’ acknowledgement thereof;

j)	As to C-Orion; Notice of Assignment of Insurances and the insurers’ acknowledgement thereof; and

k)	The Mortgage (including the deed of covenants (if relevant)).
5	MISCELLANEOUS
a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the first Drawdown Date, have or will be paid on its due date;

c)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 19 (Financial covenants);

d)	All necessary documentation and information as to the corporate structure and to the financial structure and condition of the Borrower and the Guarantors;

e)	The total amount on the Earnings Accounts shall be positive; and

f)	Any other documents as reasonably requested by the Agent.
6	LEGAL OPINIONS
a)	A legal opinion as regards French law matters issued by Ince & Co;

b)	A legal opinion as regards Vanuatu law matters issued by Healy & Bailie;

c)	A legal opinion as regards Norwegian law matters issued by Thommessen Krefting Greve Lund AS; and

d)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.
Tranche II:
1	TRANCHE I DOCUMENTS
The documents set out under Schedule 2 — Tranche I above.
2	THE EQUIPMENT
a)	Documentation acceptable to the Agent confirming that the Borrower has invested approximately USD 30,000,000 on the Equipment to and upgrading of the C-Orion.

b)	Insurances as to the Equipment for C-Orion.
3	MISCELLANEOUS
a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 19 (Financial covenants);

c)	Any other documents as reasonably requested by the Agent.

Tranche III:
1	TRANCHE I AND II DOCUMENTS
The documents set out under Schedule 2 — Tranche I and Tranche II above.
2	THE GEO CHALLENGER
In respect of the Geo Challenger:
a)	The Geo-Charterparty;

b)	The relevant CGG-Charterparty;

c)	An updated class certificate related to the Geo Challenger from the relevant classification society, confirming that the vessel is classed with the highest class in accordance with Clause 21.1.2 (Classification and repairs), free of extensions and overdue recommendations;

d)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Geo Challenger in accordance with Clause 21.1.1 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

e)	Agreements with the Managers;

f)	The Geo Challenger’s current SMC;

g)	The Manager’s current DOC; and

h)	The ISPS certificate.
3	FINANCE DOCUMENTS
a)	As to Geo Challenger; Notice of Assignment of Charterparty and Earnings and the Charterers’/Geoshipping AS’ acknowledgements thereof; and

b)	As to Geo Challenger; Notice of Assignment of Insurances and the insurers’ acknowledgement thereof.
4	MISCELLANEOUS
a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 19 (Financial covenants);

c)	Any other documents as reasonably requested by the Agent.

Tranche IV:
1	TRANCHE I, II AND III DOCUMENTS
The documents set out under Schedule 2 — Tranche I, Tranche II and Tranche III above.
2	THE EQUIPMENT
a)	Documentation acceptable to the Agent confirming that the Borrower has invested approximately USD 65,000,000 on the Equipment to and upgrading of the Geo Challenger.

b)	Insurances as to the Equipment for Geo Challenger.
3	MISCELLANEOUS
a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the Drawdown Date of Tranche IV, have or will be paid on its due date;

c)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 19 (Financial covenants);

d)	Any other documents as reasonably requested by the Agent.

SCHEDULE 3
FORM OF DRAWDOWN NOTICE
To:	DnB NOR Bank ASA, as Agent

From:	Exploration Investment Resources II AS, as Borrower

Date:	[●]
EXPLORATION INVESTMENT RESOURCES II AS — USD 70,000,000 LONG-TERM FACILITY AGREEMENT DATED 29 MARCH 2006 (THE “AGREEMENT”)
We refer to Clause 5.1 (Delivery of the Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.
1	You are hereby irrevocably notified that we wish to make the following drawdown of Tranche [●]:

	Proposed Drawdown Date:	[ ]

	Principal Amount:	[ ]

	Interest Period:	[ ]

2	The proceeds of the Loan shall be credited to [●] [insert name and number of account].

3	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 17 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.
Yours sincerely
for and on behalf of
EXPLORATION INVESTMENT RESOURCES II AS

By:
Name:
Title:	[authorised officer]

SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE
To:	DnB NOR Bank ASA, as Agent

From:	Exploration Investment Resources II AS, as Borrower Exploration Resources ASA and Compagnie Générale de Géophysique as Guarantors

Date:	[●] [To be delivered no later than one hundred and eighty (180)/ninety (90) days after each reporting date]
EXPLORATION INVESTMENT RESOURCES II AS — USD 70,000,000 LONG-TERM FACILITY AGREEMENT DATED 29 MARCH 2006 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have their defined meanings when used in this Compliance Certificate.
1	We hereby represent and warrant that at the date of this Compliance Certificate, we are in compliance with Clause 19 (Financial covenants) of the Agreement and that no Event of Default has occurred.

2	Without limiting the generality of paragraph 1 above, we hereby further represent and warrant as follows.

2.1	For the purpose of Clause 19.2.1 (Equity Ratio), we confirm that ExRe’s Equity Ratio on a consolidated basis is [●]% (minimum 30%). We confirm as per the latest financial statements, ExRe’s Equity on a consolidated basis is NOK [●] and ExRe’s Total Assets on a consolidated basis are NOK [●].

2.2	For the purpose of Clause 19.2.2 (Positive working capital), we confirm that on a consolidated basis ExRe has a positive working capital, and that as per the latest financial statements of ExRe, the:
a)	current assets (including any undrawn portion under available credit lines) are NOK [●]; and

b)	current liabilities (including next year’s instalments on long-term debts and capital lease obligations) are NOK [●].
all as determined in accordance with GAAP.

2.3	For the purpose of Clause 19.2.3 (Consolidated Interest Coverage Ratio), we confirm that CGG’s Consolidated Interest Coverage Ratio is [●] (minimum 3.00:1.00). As per the latest financial statements, CGG’s Consolidated Cash Flow is [●] and CGG’s Consolidated Interest Expense is [●].
This Compliance Certificate shall be governed by and construed in accordance with Norwegian law.

Yours sincerely
for and on behalf of
Exploration Investment Resources II AS

By:
Name:
Title:	[authorised officer]
Compagnie Générale de Géophysique

By:
Name:
Title:	[authorised officer]
Exploration Resources ASA

By:
Name:
Title:	[authorised officer]

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To:	DnB NOR Bank ASA, as Agent

From:	[●] (the “Existing Lender” and [●] (the “New Lender”)

Date:	[●]
EXPLORATION INVESTMENT RESOURCES II AS — USD 70,000,000 LONG-TERM FACILITY AGREEMENT DATED 29 MARCH 2006 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
With reference to Clause 23 (Changes to the Parties):
1	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [●] per cent. of the Total Commitments.

2	The Existing Lender hereby transfers to the New Lender [●] per cent. of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 23 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

3	The proposed Transfer Date is [●], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.

4	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 23.3 (Limitations of responsibility of Existing Lenders) of the Agreement.

5	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

6	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

7	This Transfer Certificate is governed by Norwegian law, with Bergen City Court (Bergen tingrett) as legal venue.

The Schedule
Commitments/rights and obligations to be transferred

I	Existing Lender:	[●]
II	New Lender:	[●]
III	Total Commitments of Existing Lender:	USD [●]
IV	Aggregate amount transferred:	USD [●]
V	Total Commitments of New Lender:	USD [●]
VI	Transfer Date:	[●]
Administrative Details/Payment Instructions of New Lender
Notices to New Lender:
[●]

[●]

Att: [●]

Telefax no: [●]
[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]
Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[●]	[●]

By:	By:
Name:	Name:
Title:	Title:
This Transfer Certificate is accepted and agreed by the Agent (on behalf of the Majority Lenders) and the Borrower and the Transfer Date is confirmed as [       ].

Agent:	Borrower:
DnB NOR Bank ASA	Exploration Investment Resources II AS

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 6 A
FORM OF ASSIGNMENT OF INSURANCES
THIS ASSIGNMENT OF INSURANCES (the “Insurance Assignment”) is made on 29 March 2006 between:
(1)	Exploration Investment Resources II AS of Damsgardsv. 125, 5162 Laksevaag, Bergen, Norway, organisation number 984 670 303, as assignor (the “Assignor”); and

(2)	DnB NOR Bank ASA of Lars Hillesgt. 30, N-5020 Bergen, Norway, organisation number 984 851 006 as agent on behalf of the Finance Parties (as defined in the Agreement as referred to below) (the “Agent”).
Background:
(A)	Pursuant to the terms and conditions of a loan agreement dated 29 March 2006 (the “Agreement”) between Exploration Investment Resources II AS as borrower (the “Borrower”), the banks and financial institutions listed in schedule 1 thereto as lenders (the “Lenders”), DnB NOR Bank ASA as arranger (the “Arranger”), DnB NOR Bank ASA as underwriter (the “Underwriter”) and DnB NOR Bank ASA agent for the Lenders (the “Agent”), the Lenders have agreed to make available to the Borrower a long-term facility in the amount of USD 70,000,000 (the “Loan”); and

(B)	it is a condition precedent to the Lenders making the Loan available to the Borrower that the Assignor executes and delivers, inter alia, this Insurance Assignment and grants the Security Interests set out herein as security for its obligations towards the Finance Parties under the Finance Documents (as defined in the Agreement).
NOW THEREFORE:
1.	INTERPRETATION

1.1	Definitions
In this Insurance Assignment, including the preamble hereto (unless the context otherwise requires), any term or expression defined in the preamble shall have the meanings ascribed to it therein. In addition, terms and expressions not defined herein but whose meanings are defined in the Agreement shall have the meanings set out therein.
1.2	Construction
In this Insurance Assignment, unless the context otherwise requires:
a)	reference to Clauses or Appendices are to be construed as references to clauses or appendices of this Insurance Assignment unless otherwise stated;

b)	references to (or to any specified provision of) this Insurance Assignment or any other document shall be construed as references to this Insurance Assignment, that provision or that document as from time to time amended; and

c)	words importing the plural shall include the singular and vice versa.

2	ASSIGNMENT OF INSURANCES

2.1	Assignment
To secure the payment and the discharge of the Assignor’s obligations under the Finance Documents and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Finance Documents, the Assignor hereby assigns the Insurances to the Agent (on behalf of the Finance Parties) on first priority.
2.2	Notice and acknowledgement, etc.
The Assignor undertakes to insure and keep the Vessels and the Equipment fully insured in accordance with Clause 21.1.1 (Insurance) of the Agreement; and
a)	in the event that the Insurances, or any one of them, have been taken out on conditions other than the Norwegian Marine Insurance Plan of 1996, version 2003 (as amended from time to time) (the “Plan”), to give all the relevant insurers notice in the form of Appendix 1 (A) hereto, and procure that the said insurers acknowledge receipt of such notice in the form of Appendix 1 (B) hereto or give such other form of notice and procure such other form of acknowledgement as the Agent shall require in writing to the Assignor; and

b)	in the event that the Insurances, or any one of them, have been taken out according to the Plan, to procure written statements from all the relevant insurers and/or approved brokers confirming that the Agent (on behalf of the Finance Parties) has been duly registered as co-insured first priority mortgagee on all such insurance policies taken out for the Vessels and that notice according to the Plan has been duly received by all the relevant insurers.
2.3	Loss Payable
Claims related to the Insurances in respect of an actual or constructive or agreed or arranged or compromised total loss or requisition for title or other compulsory acquisition of any of the Vessels and claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding 5% of the Vessel’s Market Value, shall be payable to the Agent. Subject thereto all other claims, unless and until the insurers have received notice from the Agent of an Event of Default which is unremedied under the Agreement in which event all claims shall be payable directly to the Agent up to the Lenders’ mortgage interest, shall be released directly for the repair, salvage or other charges involved or to the Assignor as reimbursement if it has fully repaired the damage and paid all of the salvage or other charges or otherwise in respect of Assignor’s actual costs in connection with repair, salvage and/or other charges. Any amounts paid to the Assignor directly shall be paid to the Earnings accounts.
3	PERFECTION
The Assignor agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent (on behalf of the Finance Parties) may reasonably deem necessary or desirable to register this Insurance Assignment in any applicable registry, and to maintain and/or perfect the Security Interest created by this Insurance Assignment and the rights and powers herein granted.

4	ASSIGNMENT
The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 23 (Changes to the Parties) of the Agreement.
5	NO FURTHER ASSIGNMENT OR PLEDGE
The Assignor shall not, unless prior written consent has been obtained from the Agent, be entitled to further assign or pledge the Insurances.
6	ADDITIONAL AND CONTINUING SECURITY
The Security Interest contemplated by this Insurance Assignment shall be in addition to any other Security Interest granted in accordance with the Agreement, and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Finance Documents.
7	NOTICES
Any communication or document to be made under or in connection with this Insurance Assignment shall be made or delivered to the address and telefax number and marked for the attention of the department or persons set out below:

If to the Agent:	DnB NOR Bank ASA SOL Bergen Att: Credit Administration Lars Hilles gate 30 N-5020 Bergen, Norway Telefax No: +47 55 12 19 24

If to the Assignor:	Exploration Investment Resources II AS Damsgardsv.125, 5162 Laksevaag, Bergen, Norway Att: C.F.O Rakel Simmenes and/or Chairman of the Board Jean-Pierre Sabbagh Telefax No: +47 55 94 77 51
or any substitute address and/or telefax number and/or marked for such other attention as the Assignor may notify to the Agent (or the Agent may notify the Assignor if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
8	GOVERNING LAW — JURISDICTION

8.1	Governing law
This Insurance Assignment shall be governed by and construed in accordance with the laws of Norway.
8.2	Jurisdiction
a)	For the benefit of the Agent and the other Finance Parties, the Assignor agrees that the courts of Bergen, Norway, have jurisdiction to settle any disputes arising out of or in connection with this Insurance Assignment including a dispute regarding the existence, validity or termination of this Insurance Assignment, and the Assignor accordingly submits to the non-exclusive jurisdiction of the Bergen District Court (Bergen tingrett).

b)	Nothing in this Clause 8.2 shall limit the right of the Finance Parties to commence proceeding against the Assignor in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Assignor:	Agent:
Exploration Investment Resources II AS	DnB NOR Bank ASA

By:	By:
Name:	Name:
Title:	Title:

Appendix 1 (A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Insurances)
To:	The Insurers
MV “[        ]”
Exploration Investment Resources II AS as owner/bareboat charterer (the “Owner”) of MV C-Orion and MV Geo Challenger respectively (together the “Vessels”) hereby gives you notice that all payments due to us from you in respect of the Vessels have been (by way of security) assigned to DnB NOR Bank ASA, Lars Hillesgt. 30, N-5020 Bergen, Norway, as Agent for certain other banks (the "Mortgagee”) according to an Assignment of Insurances dated 29 March 2006 related to a loan agreement dated 29 March 2006 (the “Agreement”), and that all payments due to us under our policy(-ies) with yourselves must be made in accordance with the instruction, from time to time, of the Mortgagee.
Please note that all claims related to the insurances in respect of claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding 5% of the Vessel’s fair market value, shall be payable to the Mortgagee and be applied by the Mortgagee in accordance with the terms of the Agreement. Subject thereto all other claims, unless and until the insurers have received notice from the Mortgagee of a default which is unremedied under the Agreement in which event all claims shall be payable directly to the Mortgagee up to their mortgage interest, shall be released directly for the repair or other charges involved or to the Owner as reimbursement if it has fully repaired the damage and paid all of the charges or otherwise in respect of the Owner’s actual costs in connection with repair and/or other charges. Any amounts paid to the Owner directly shall be paid to the Earnings accounts, account no. [●] with the Mortgagee.
Please note that this instruction may not be varied except with the prior written consent of the Mortgagee.
Please confirm your acknowledgement of the terms of this notice by completing the Acknowledgement attached hereto. Please return the signed and dated Acknowledgement to the Mortgagee at the address set out above.
Place and date: [●], [●]
Yours sincerely
for and on behalf of
Exploration Investment Resources II AS

By:
Name:
Title:	[authorised officer]

Appendix 1 (B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Insurances)
To:	DnB NOR Bank ASA SOL Bergen Att: Credit Administration Lars Hillesgt. 30 N-5020 Bergen Norway Att.: [●]
We hereby acknowledge receipt of a Notice of Assignment (the “Notice”) from Exploration Investment Resources II AS (the “Owner”) dated [●] related to MV C-Orion and MV Geo Challenger (the “Vessels”).
We have duly noted and do accept that our payments due to the Owner, under the insurance policy(-ies) taken out for the Vessels as an Owners’ Entry pursuant to our rules, shall be made in accordance with the instructions set out in the Notice, including the Loss Payable clause therein, and payment due to the mortgagees will be made to such account as from time to time instructed by DnB NOR Bank ASA, Lars Hillesgt. 30, N-5020 Bergen, Norway, which bank has been duly noted by ourselves as the first priority mortgagee of the said Vessel on its own behalf and on behalf of certain other banks as agent therefore.
Place and date: [●]
Yours sincerely
for and on behalf of
[INSURERS]

By:
Name:
Title:	[authorised officer]

SCHEDULE 6 B
FORM OF ASSIGNMENT OF EARNINGS AND CHARTERPARTIES
THIS ASSIGNMENT OF EARNINGS AND CHARTERPARTIES (the “Assignment”) is made on 29 March 2006 between:
(1)	Exploration Investment Resources II AS of Damsgardsv.125, 5162 Laksevaag, Bergen, Norway, organisation number 984 670 303, as assignor (the “Assignor”); and

(2)	DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as facility agent on behalf of the Finance Parties (as defined in the Agreement as referred to below) (the “Agent”).
Background:
(A)	Pursuant to the terms and conditions of a loan agreement dated 29 March 2006 (the “Agreement”) between Exploration Investment Resources II AS as borrower (the “Borrower”), the banks and financial institutions listed in schedule 1 thereto as lenders (the “Lenders”), DnB NOR Bank ASA as arranger (the “Arranger”), DnB NOR Bank ASA as underwriter (the “Underwriter”) and DnB NOR Bank ASA agent for the Lenders (the “Agent”), the Lenders have agreed to make available to the Borrower a long-term facility in the amount of USD 70,000,000 (the “Loan”); and

(B)	it is a condition precedent to the Lenders making the Loan available to the Borrower that the Assignor executes and delivers, inter alia, this Assignment and grants the Security Interests set out herein as security for its obligations towards the Finance Parties under the Finance Documents (as defined in the Agreement).
NOW THEREFORE:
1	INTERPRETATION

1.1	Definitions
In this Assignment, including the preamble hereto (unless the context otherwise requires), any term or expression defined in the preamble shall have the meanings ascribed to it therein. In addition, terms and expressions not defined herein but whose meanings are defined in the Agreement shall have the meanings set out therein.
1.2	Construction
In this Assignment, unless the context otherwise requires:
a)	reference to Clauses or Appendices are to be construed as references to clauses or appendices of this Assignment unless otherwise stated;

b)	references to (or to any specified provision of) this Assignment or any other document shall be construed as references to this Assignment, that provision or that document as from time to time amended; and

c)	words importing the plural shall include the singular and vice versa.

2	ASSIGNMENT OF EARNINGS AND CHARTERPARTIES

2.1	Assignment
To secure the payment and the discharge of the Assignor’s obligations under the Finance Documents and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Finance Documents, the Assignor hereby assigns to the Agent (on behalf of the Finance Parties) on first priority all its rights, title and benefits to and under:
a)	the Earnings, and

b)	the Charterparties.
2.2	Notice and acknowledgement, etc.
The Assignor undertakes promptly to give notice of the assignment of the Earnings and the CGG-Charterparties to the Charterer and any other third party from which any of the Earnings may become payable in the form set out in Appendix 1 (A) and procure that any recipient of such notice duly acknowledges receipt of the notice in the form set out in Appendix 1 (B), and furthermore to give notice of the assignment of the Geo-Charterparty to Geoshipping AS in the form set out in Appendix 2 (A) and procure that Geoshipping AS duly acknowledges receipt of the notice in the form set out in Appendix 2 (B).
3	BORROWER’S UNDERTAKINGS
The Borrower undertakes with the Agent (on behalf of the Finance Parties) during the Security Period:
a)	not to agree to any variation of the Charterparties or grant any release or waiver to the Charterer and/or Geoshipping AS (as applicable) of any of their obligations under the Charterparties without the prior written consent of the Agent;

b)	to duly perform its obligations under the Charterparties and to use its best endeavours to ensure that the Charterer and/or Geoshipping AS (as applicable) duly performs its obligations under the Charterparties;

c)	not to terminate the Charterparties for any reason whatsoever or withdraw the Vessel from hire under the Charterparties;

d)	if any court or tribunal having jurisdiction declares, or any rule of law renders any part of this Assignment invalid or unenforceable to execute any further documents required by the Agent to maintain the security created by this Assignment.
4	ENFORCEMENT
Upon the occurrence of an Event of Default which is continuing, the Lenders shall be entitled to put into force and exercise as and when they may see fit any and every power possessed by them by virtue of the assignment contained in Clause 2 hereof and in particular:
a)	to assume and take over all the Borrower’s rights and obligations under the Charterparties, by providing written notice of such to the Charterer and/or Geoshipping AS (as applicable);

b)	to enforce any of their respective rights under the Charterparties or to agree with the Charterer and/or Geoshipping AS (as applicable) to terminate the same on such terms and conditions as the Lenders and the Charterer and/or Geoshipping AS (as applicable) may mutually agree;

c)	to assign all rights, titles, interests and benefits in and under the Charterparties; and

d)	to collect, recover or compromise and give a good discharge for any money payable to the Borrower by the Charterer and/or Geoshipping AS (as applicable) or any damages recoverable by the Borrower from the Charterer and/or Geoshipping AS (as applicable) under the Charterparties or in connection therewith.
5	PERFECTION
The Assignor agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent (on behalf of the Finance Parties) may reasonably deem necessary or desirable to register this Assignment in any applicable registry, and to maintain and/or perfect the Security Interest created by this Assignment and the rights and powers herein granted.
6	ASSIGNMENT
The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 23 (Changes to the Parties) of the Agreement.
7	NO FURTHER ASSIGNMENT OR PLEDGE
The Assignor shall not, unless prior written consent has been obtained from the Agent, be entitled to further assign or pledge the Earnings and/or the Charterparties.
8	ADDITIONAL AND CONTINUING SECURITY
The Security Interest contemplated by this Assignment shall be in addition to any other Security Interest granted in accordance with the Agreement and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Agreement.
9	NOTICES
Any communication or document to be made under or in connection with this Assignment shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below:

If to the Agent:	DnB NOR Bank ASA SOL Bergen Att: Credit Administration Lars Hilles gate 30 N-5020 Bergen, Norway Telefax No: +47 55 21 19 24

If to the Assignor:	Exploration Investment Resources II AS Damsgardsv.125, 5162 Laksevaag, Bergen, Norway Att: C.F.O Rakel Simmenes and/or Chairman of the Board Jean-Pierre Sabbagh Telefax No: +47 55 94 77 51

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
10	GOVERNING LAW — JURISDICTION
This Assignment shall be governed by and construed in accordance with the laws of Norway.
The Borrower and the Finance Parties accept Bergen City Court (Bergen tingrett) as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of the Finance Parties) to enforce any rights under this Assignment against assets of the Assignor wherever they may be found.

Assignor:	Agent:
Exploration Investment Resources II AS	DnB NOR Bank ASA

By:	By:
Name:	Name:
Title:	Title:

Appendix 1 (A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Earnings and Charterparty)
To:	CGG Marine, of 1, rue Léon Migaux, 91341 Massy Cedex, France
MV C-Orion and MV Geo Challenger
We refer to the bare boat charterparties dated 30 December 2005 and [●] respectively (the "Charterparties”) made between you and us, whereby we agreed to let and you agreed to take on charter for the period and upon the terms and conditions therein mentioned MV C-Orion and MV Geo Challenger.
We hereby give you notice that:
a)	by an assignment dated 29 March 2006 (the “Assignment”) made between us and DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, acting as agent on behalf of certain other banks (the “Agent”), related to a loan agreement of even date (the “Agreement”), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent all our rights, title and interest, present and future, to the Charterparties and to all payments to be made to us under the Charterparties, including in respect of any breach by you thereunder;

b)	you are hereby irrevocably authorised and instructed to make all payments under the Charterparties to our account with the Agent, being account no NOK: 5210 05 21644, USD: 5206 04 92794 and GBP: 5203 04 81852 (free of any set-off or other deduction other than as allowed in the Charterparties) until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct;

c)	the Assignment includes provisions that no amendments, termination or cancellation shall be made to the Charterparties (nor shall you be released from any of your obligations thereunder without the prior written consent of the Agent) and that we shall remain liable to perform all our obligations under the Charterparties and that the Agent shall be under no obligations of any kind whatsoever in respect thereof; and

d)	the Agent, or such party that the Agent may appoint, shall at any time hereafter be entitled, but shall not be obliged, to assume and take over all of our rights and obligations under the Charterparties by providing written notice of such to yourselves.
The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.

[Place and date]

Yours sincerely
for and on behalf of
Exploration Investment Resources II AS

By:
Name:
Title:	[authorised officer]

Appendix 1 (B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Earnings and Charterparties)
To:	DnB NOR Bank ASA SOL Bergen Att: Credit Administration Lars Hillesgt 30 N-5020 Bergen Norway Attn: [●]
We acknowledge receipt of the above Notice of Assignment dated [●] 2006 from Exploration Investment Resources II AS. Terms used herein shall have the same meaning as defined therein.
We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of the Charterparties or of all or any part of the charter hire and any monies payable thereunder.
We further confirm that all written statements containing instructions or demanding actions or payments under the Charterparties may until further notice from the Agent to the contrary be made by Exploration Investment Resources II AS and after such notice these instructions shall be given or demands shall be made by the Agent. Payments shall be made to the accounts as specified in the Notice of Assignment.
We have noted and agree that the Agent, or such party as the Agent may appoint, shall at any time hereafter be entitled, but shall not be obliged, to assume and take over all of Exploration Investment Resources II AS’ rights and obligations under the Charterparties by providing written notice of such to ourselves.
This acknowledgement and confirmation shall be governed by Norwegian law.
[Place and date]

Yours sincerely
for and on behalf of
CGG Marine

By:
Name:
Title:	[authorised officer]

Appendix 2 (A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Charterparty)
To:	Geoshipping AS
MV Geo Challenger
We refer to the time charterparty dated ["] (the “Charterparty”) made between you and us, whereby you agreed to let and we agreed to take on charter for the period and upon the terms and conditions therein mentioned MV Geo Challenger.
We hereby give you notice that:
a)	by an assignment dated 29 March 2006 (the “Assignment”) made between us and DnB NOR Bank ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, acting as agent on behalf of certain other banks (the “Agent”), related to a loan agreement of even date (the “Agreement”), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent all our rights, title and interest, present and future, to the Charterparties and to all payments to be made to us under the Charterparties, including in respect of any breach by you thereunder;

b)	the Assignment includes provisions that no amendments, termination or cancellation shall be made to the Charterparty (nor shall you be released from any of your obligations thereunder without the prior written consent of the Agent) and that we shall remain liable to perform all our obligations under the Charterpartiy and that the Agent shall be under no obligations of any kind whatsoever in respect thereof; and

c)	the Agent, or such party that the Agent may appoint, shall at any time hereafter be entitled, but shall not be obliged, to assume and take over all of our rights and obligations under the Charterparty, including the purchase option, by providing written notice of such to yourselves.
The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.
[Place and date]

Yours sincerely
for and on behalf of
Exploration Investment Resources II AS

By:
Name:
Title:	[authorised officer]

Appendix 2 (B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Charterparty)

To:	DnB NOR Bank ASA
SOL Bergen
Att: Credit Administration
Lars Hillesgt 30
N-5020 Bergen
Norway
Attn: [•]
We acknowledge receipt of the above Notice of Assignment dated [•] 2006 from Exploration Investment Resources II AS. Terms used herein shall have the same meaning as defined therein.
We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of the Charterparty or of all or any part of any monies payable thereunder.
We further confirm that all written statements containing instructions or demanding actions or payments under the Charterparty may until further notice from the Agent to the contrary be made by Exploration Investment Resources II AS and after such notice these instructions shall be given or demands shall be made by the Agent.
We have noted and agree that the Agent, or such party as the Agent may appoint, shall at any time hereafter be entitled, but shall not be obliged, to assume and take over all of Exploration Investment Resources II AS’ rights and obligations under the Charterparty, including the purchase option, by providing written notice of such to ourselves.
This acknowledgement and confirmation shall be governed by Norwegian law.
[Place and date]
Yours sincerely
for and on behalf of
Geoshipping AS
By:
Name:
Title: [authorised officer]

SCHEDULE 7
FORM OF GUARANTEE
THIS GUARANTEE (the “Guarantee”) is executed on 29 March 2006 by:
COMPAGNIE GÉNÉRALE de GÉOPHYSIQUE a limited liability company organised and existing under the laws of France with a capital of EUR [•] having its registered office at 1, rue Léon Migaux, 91341 Massy Cedex, France registered with the [•] under the number [•] (the “Guarantor ”)
[or, in a separate identical guarantee:]
EXPLORATION RESOURCES ASA a limited liability company organised and existing under the laws of Norway with a capital of NOK [•] having its registered office at Damsgårdsveien 125, NO-5162 Laksevåg, Bergen, Norway registered with the Foretaksregisteret under the number NO 987 264 020 (the “Guarantor”)
IN FAVOUR OF
DNB NOR BANK ASA, of Lars Hillesgt. 30, P.O. Box 7100, N-5020 Bergen, Norway (the “Agent”), acting on behalf of the Finance Parties (as defined in the Agreement referred to below).
Background:
(A)	Pursuant to the terms and conditions of a loan agreement dated 29 March 2006 (the “Agreement”) between Exploration Investment Resources II AS as borrower (the “Borrower”), the banks and financial institutions listed in schedule 1 thereto as lenders (the “Lenders”), DnB NOR Bank ASA as arranger (the “Arranger”), DnB NOR Bank ASA as underwriter (the “Underwriter”) and DnB NOR Bank ASA agent for the Lenders (the “Agent”), the Lenders have agreed to make available to the Borrower a long-term facility in the amount of USD 70,000,000 (the “Loan”); and
(B)	it is a condition precedent to the Lenders making the Loan available to the Borrower that the Guarantor executes and delivers, inter alia, this Guarantee in favour of the Agent (on behalf of the Finance Parties) and grants the Security Interests set out herein as security for its obligations towards the Finance Parties under the Finance Documents (as defined in the Agreement).
NOW THEREFORE:
1 TERMS AND EXPRESSIONS
In this Guarantee including the preamble hereto, unless the context otherwise requires, any term or expression defined in the preamble shall have the meaning described to it therein. In addition terms and expressions defined in the Agreement shall unless the context otherwise requires have the same meaning when used in this Guarantee.
2 GUARANTEE AND INDEMNITY
2.1 Guarantee Obligations
In order to secure the Borrower’s obligations and liabilities (the “Obligations”) under or pursuant to the Finance Documents, the Guarantor as primary obligor (“Selvskyldnerkausjonist”) as and for its own debt and not merely as surety, and jointly and severally with the Borrower hereby guarantees to the Agent (on behalf of the Finance Parties) to be responsible for and hereby guarantee to the Agent (on behalf of the Finance Parties) the due and punctual payment by the Borrower (as and when due under the Finance Documents by acceleration, demand or otherwise) of the Obligations and any part thereof on the terms set out in the Finance Documents plus interest thereon, calculated from the date a demand is received under this Guarantee and until payment is made at the default rate according to the Agreement and cost and expenses incurred by any of the Finance Parties in connection with collection under or enforcement of this Guarantee.
2.2 Demand Guarantee
The Guarantor unconditionally and irrevocably undertakes immediately on the first written demand by the Agent from time to time to make payment in accordance with its obligations under Clause 2.1 without any right of recourse, objections or reference to any underlying rights and/or obligations of whatsoever nature, including but not limited to the Finance Documents where such demand is accompanied by a statement of the Agent that a payment has fallen due in respect of the Obligations, and that the Borrower has failed to make such payment when due (for whatsoever reason). Each of such payments so demanded shall be made by the Guarantor immediately to such account(s) as the Agent may from time to time notify in writing.
2.3 Indemnity
The Guarantor unconditionally undertakes immediately on demand by the Agent from time to time to indemnify and hold harmless the Finance Parties in respect of any direct loss incurred any of the Finance Parties as a result of the Finance Documents or any provision thereof being or becoming invalid or unenforceable for any reason whatsoever up to the maximum amount which would otherwise be payable in the event such invalidity or unenforceability had not occurred.
2.4 Scope of Liability
The Guarantor’s liability shall be limited to USD 70,000,000 plus interest, cost, fees and expenses under the Finance Documents.
2.5 Guarantee Period
This Guarantee is a continuing guarantee and shall remain in force until all sums which may be or become payable by the Borrower under the Finance Documents have been paid in full.
2.6 Number of Claims
There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Guarantee.
2.7 Survival of the Guarantor’s Liability
(a)	The Guarantor’s liability to the Finance Parties under this Guarantee shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):
(i)	any time, forbearance or other indulgence given or agreed by the Finance Parties with the Borrower or any third party in respect of any of its obligations under the Finance Documents;

(ii)	any legal limitation, disability or incapacity of the Borrower or any third party related to the Finance Documents;

(iii)	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to any of the Finance Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for the Borrower or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its obligations under any of the Finance Documents;

(v)	any challenge, dispute or avoidance by any liquidator of the Borrower or any third party in respect of any claim by the Borrower by right of subrogation in any such liquidation;

(vi)	any release, discharge, renewal, amendment, extension, compromise exchange or realisation of any security, obligation or term of any of the Finance Documents, or any further security for the obligations of the Borrower under the Finance Documents;

(vii)	any failure on the part of the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Finance Documents; or

(viii)	any other act, matter or thing which might otherwise constitute a legal discharge of the obligations of the Borrower under the Finance Documents.
(b)	The Guarantor specifically waives all rights under the provisions of the Norwegian Financial Services Act of 25 June 1999 no. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):
(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the Facility, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) — (2) (to be notified of any event of default under the Finance Documents and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to the Guarantor’s interest);

(vi)	§ 66 (1) — (2) (that the Guarantor shall be released from liabilities hereunder if security which was given, or the giving of which was a precondition for the Facility, is released by the Finance Parties without the consent of the Guarantor);
(vii)	§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the Facility, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);
(ix)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after 10 years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under the Finance Documents);

(x)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Lender under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(xi)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the security created hereunder);
(xii)	§ 72 (as all interest and default interest due under the Finance Documents shall be secured hereunder);

(xiii)	§ 73 (1) — (2) (as all costs and expenses related to a default under the Finance Documents shall be secured hereunder); and

(xiv)	§ 74 (1) — (2) (as the Guarantor shall make no claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).
3 REPRESENTATIONS AND WARRANTIES
3.1 Representation and Warranties
The Guarantor hereby represents and warrants to the Agent (on behalf of the Finance Parties) that:
3.1.1 Status
it is organised and exists as a company with limited liability and has full power to carry on its business as it is now being conducted;
3.1.2 Powers and Authority
it has the power to enter into and perform, and has taken all necessary corporate or other action to enter into and perform, its obligations under this Guarantee;
3.1.3 Legal Validity
this Guarantee constitutes the legal, valid and binding obligations of it enforceable in accordance with its terms;
3.1.4 Non-conflict
the execution and delivery of, and the performance of the provisions of this Guarantee by it does not and will not contravene (i) any applicable law or regulation or (ii) any contractual restriction binding on it or any of its assets or (iii) any of its constitutional documents;
3.1.5 Disputes
other than as disclosed in annual or quarterly statements or otherwise to the Agent (on behalf of the Finance Parties) in writing, no action, suit, proceeding, litigation or dispute is pending or threatened against it or any of its property or assets before any court, board of arbitration or administrative agency nor is there subsisting any judgment or award given against it before any court, board of arbitration or administrative agency which, in either case, could or might result in any material adverse change in its business condition (financial or otherwise);
3.1.6 Authorizations
all official authorizations or consents required for it to enter into and perform its obligations under this Guarantee have been obtained and are in full force and effect;
3.1.7 No Default
no event of default is outstanding or would result from the making of this Guarantee;
3.2 Repetition
The representations and warranties set out in this Clause 3 are made by the Guarantor on the date of this Guarantee and are deemed to be repeated on every day thereafter.
4 CONTINUING GUARANTEE
This Guarantee shall be:
(a)	a continuing guarantee remaining in full force and effect until the Guarantee period has expired pursuant to Clause 2.5 and
(b)	in addition to and not in substitution for any other security held by the Finance Parties from time to time in respect of the Obligations under the Finance Documents or any part thereof.

5 EXCLUSION OF GUARANTOR’S RIGHTS
(a)	Until the Obligations have been paid in full, the Guarantor shall not be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Finance Parties may have in respect of the Obligations or any security therefore or all or any of the proceeds of such rights or security.
(b)	Payment under this Guarantee shall be made free and clear of any set-off for counterclaim, taxes or charges of any kind.
6 ENFORCEMENT
6.1 No Formalities
The Finance Parties shall not be obliged before taking steps to enforce this Guarantee against the Guarantor:
(a)	to obtain judgment against the Borrower or any third party in any court or other tribunal;

(b)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(c)	to take any action whatsoever against the Borrower or any third party under any of the Finance Documents, except giving notice of payment of the relevant part of the Obligations;
and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder. The Agent (on behalf of the Finance Parties) may take such action as it in its own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the Obligations.
7 UNDERTAKINGS
The Guarantor undertakes from the date of this Guarantee and as long as any amount is outstanding under the Finance Documents that it shall inform the Agent (on behalf of the Finance Parties) forthwith of any event which, in its reasonable opinion, might adversely affect its ability to perform its obligations under this Guarantee or constitute an event of default
8 EVENTS OF DEFAULT
8.1 There shall be an Event of Default if:
(a)	the Guarantor is in default of (i) any of its obligations or undertaking under this Guarantee and/or the Agreement or (ii) is in default of any other financial indebtness it may have in a principal amount higher than EUR 2,500,000, which in the opinion of the Agent (on behalf of the Finance Parties), in a material way may effect the Guarantor’s ability to perform its obligations under this Guarantee, provided always that such default can not be declared unless the Guarantor has received a written notice thereof stating that in an event of default there will be declared if not the situation causing the event of default has been remedied within three (3) Banking Days; or
(b)	the Guarantor stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due; or
(c)	the Guarantor enters into a payment default situation, debt settlement, bankruptcy or insolvency proceedings, or cease or threatens to cease its business activities; or
(d)	there is an Event of Default under the Finance Documents.
8.2 Acceleration
The Agent (on behalf of the Finance Parties) may at any time after the occurrence of an Event of Default take all or any of the following action:

(a)	demand that the Guarantor pays to the Agent (on behalf of the Finance Parties) an amount equal to the maximum of Guarantor’s liability, and/or
(b)	in case of non-compliance of any payment obligation of the Borrower pursuant to the Agreement, be entitled to enforce, in its sole discretion, all or any part of the Security Documents as may be required to provide full indemnification of the Finance Parties in respect of any amount due but not paid.
9 CROSS DEFAULT
We are aware of and agree that any breach by us of the obligations stated herein automatically implies an Event of Default under the Agreement.
10 ASSIGNMENT
The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 23 (Changes to the Parties) of the Agreement.
11 ADDITIONAL AND CONTINUING SECURITY
The Security Interest contemplated by this Guarantee shall be in addition to any other Security Interest granted in accordance with the Agreement and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Agreement.
The Borrower’s obligations under the Agreement is secured by the following securities:
a)	the Mortgage;

b)	the Factoring Agreement;

c)	the General Pledge;

d)	the Co-ordination Agreement;

e)	the Assignment of Insurances;

f)	the Assignment of Charterparties and Earnings;

g)	the Guarantees; and

h)	the Share Pledge.
12 NOTICES
Any communication or document to be made under or in connection with this Assignment shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below:

If to the Agent:	DnB NOR Bank ASA
SOL Bergen
Att: Credit Administration
Lars Hilles gate 30
N-5020 Bergen, Norway
Telefax No: +47 55 21 19 24

If to the Guarantor:	COMPAGNIE GÉNÉRALE de GÉOPHYSIQUE
1, rue Léon Migaux
91341 Massy Cedex
France
Fax no. +33 1 64 47 30 89
Attn: Finance Manager

[alternatively:]	EXPLORATION RESOURCES ASA
Damsgårdsveien 125
NO-5162 Laksevåg, Norway
Fax no. +47 56 11 31 01
Attn: Finance Manager
or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
13 GOVERNING LAW — JURISDICTION
This Guarantee shall be governed by and construed in accordance with the laws of Norway.
The Guarantor accepts Bergen City Court (Bergen tingrett) as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of the Finance Parties) to enforce any rights under this Guarantee against assets of the Guarantor wherever they may be found.
We have received a copy of the Agreement.
In witness whereof the Guarantor has duly executed this Guarantee the day and year first written above.
SIGNED for and on behalf of
COMPAGNIE GÉNÉRALE de GÉOPHYSIQUE/ EXPLORATION RESOURCES ASA

Name:
Title:

***
SIGNATORIES
Borrower:
Exploration Investment Resources II AS
By:
Name:
Title:
Lenders:
DnB NOR Bank ASA
By:
Name:
Title:
Arranger:
DnB NOR Bank ASA
By:
Name:
Title:
Agent:
DnB NOR Bank ASA
By:
Name:
Title:
Underwriter:
DnB NOR Bank ASA
By:
Name:
Title: